CONSENT OF INDEPENDENT AUDITORS





The Board of Trustees of Monarch Funds

And

The Board of Trustees of Core Trust (Delaware)


We consent to the use of our report dated October 6, 2000 on the statements of assets and liabilities of Treasury Cash Fund, Government Cash Fund and Cash Fund (each a series of Monarch Funds) as of August 31, 2000, and the related statements of operations, statements of changes in net assets and financial highlights for each of the years or periods presented, incorporated by reference in Post-Effective Amendment No. 28, to Registration Statement (No. 33-49570) on Form N-1A under the Securities Act of 1933.


We also consent to the use of our report dated October 6, 2000 on the statements of assets and liabilities of Treasury Cash Portfolio, Government Cash Portfolio and Cash Portfolio (each a series of Core Trust (Delaware)) as of August 31, 2000, and the related statements of operations and statements of changes in net assets for each of the years or periods presented, incorporated by reference herein.

We also consent to the references to our firm under the headings, "Financial Highlights" in the prospectus and "Independent Auditors" in the statement of additional information.

                                        /s/ KPMG LLP


Boston, Massachusetts
June 27, 2001